Exhibit 10.59

Portions of this exhibit marked [*] are requested to be treated confidentially.

DATED 16 APRIL 2007

SALIX PHARMACEUTICALS, INC.

and

DR. FALK PHARMA GmbH

LICENSE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	LICENSE GRANT	10

3.	CONSIDERATION	11

4.	MINIMUM ROYALTY PAYMENTS	12

5.	PAYMENT: GENERAL	13

6.	OBLIGATIONS OF FALK	15

7.	OBLIGATIONS OF SALIX	17

8.	PRODUCT DATA	17

9.	TRADEMARKS	18

10.	INTELLECTUAL PROPERTY OWNERSHIP AND INFRINGEMENT	19

11.	CONFIDENTIALITY	22

12.	REPRESENTATIONS AND WARRANTIES	23

13.	INDEMNIFICATION AND LIABILITY	26

14.	ADVERSE REACTIONS REPORTING	28

15.	RESTRICTIONS	28

16.	FORCE MAJEURE	28

17.	OPTION COUNTRIES	28

18.	TERMINATION	29

19.	CONSEQUENCES OF TERMINATION	30

20.	NOTICES	32

21.	ENTIRE AGREEMENT	33

22.	ASSIGNMENT	33

23.	NON-WAIVER OF RIGHTS	34

24.	AMENDMENT	34

25.	INDEPENDENT CONTRACTORS	34

26.	FURTHER ASSURANCES AND COOPERATION	34

27.	SEVERABILITY	34

28.	DISPUTE RESOLUTION	34

29.	LAW AND ARBITRATION	35

30.	COUNTERPARTS	36

31.	INTERPRETATION	36

Schedule 1 Salix Patents		37

Schedule 2 Trademark Registrations		39

Schedule 3 Press Release		40

Schedule 4 Summary of Product Characteristics		44

Schedule 5 Market Assumptions		50

This Agreement is made the 16th day of April 2007

B E T W E E N:

(1)	SALIX PHARMACEUTICALS, INC. a company incorporated under the law of California whose principal place of business is at 1700 Perimeter Park Drive, Morrisville, NC 27560-8404, USA (“Salix”); and

(2)	DR. FALK PHARMA GmbH a company incorporated in Germany having its registered office and principal place of business at Leinenweberstraße 5, 79108 Freiburg, Germany (“Falk”).

W H E R E A S Salix has developed and owns rights in a pharmaceutical product and has agreed to grant Falk an exclusive license in respect of such product for its development, use and exploitation in certain European countries upon the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate”	shall mean in relation to either Party any person who directly or indirectly controls, is controlled by or is under common control with that Party or, with regard to Falk, is controlled by the same group of persons controlling Falk. A person shall be regarded as in control of another person if it owns directly or indirectly more than 50% (fifty per cent) of the voting stock or other ownership or income interest of the other person or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of any other person by any means whatsoever.

“Business Day”	shall mean any day on which clearing banks within both the USA and Germany are open for business.

“Change of Control”	shall mean any transaction or series of transactions in which in excess of 50% of a Party’s voting power is transferred or in which all or substantially all of the assets of the Party are sold or otherwise conveyed.

“Compound”	shall mean any sodium phosphate salt purgative that is the subject of any Valid Claim in any Salix Patent.

“Dossier”	shall mean the dossier of Salix Product Data and other information filed with the relevant regulatory authority in the United Kingdom in respect of the UK MA and the UK MA Product.

“Effective Date”	shall mean 1 April 2007.

“EMEA”	shall mean the European Medicines Evaluation Agency.

“Exchange Rate”	shall mean the €/US $ exchange rate (and as applicable in connection with the Royalties, the €/other Territory currencies exchange rate), as published by Deutsche Bundesbank as at the relevant date.

“Exploit”	shall mean to keep, have kept, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto and “Exploitation” shall be construed accordingly.

“Falk Study”	shall mean any Study effected by and at the sole cost and expense of Falk.

“Falk Trademarks”	shall mean any trademark(s) used by Falk in connection with the Product in the Territory under the terms of Clause 9.2.

“FDA”	shall mean the United States Food and Drug Administration and any successor thereto.

“Force Majeure”	shall mean in relation to either Party any circumstances beyond the reasonable control of that Party including without limitation any strike, lock-out, or other form of industrial action, act of God, war, riot, accident, fire, flood, explosion or government action.

“Improvement”	shall mean any discovery, development, invention or improvement relating to a Product made by Salix (or any Affiliate or licensee of Salix) during the Term and all Intellectual Property rights existing therein provided that, for the avoidance of doubt, Improvement shall only include any such discovery, invention, development or improvement in respect of a Compound in the Indication.

“Indication”	shall mean the human pharmaceutical indication of bowel cleansing only and for the avoidance of doubt shall not include any indication relating to prevention or treatment of constipation.

“Intellectual Property”	shall mean all Patents, claims in Patents, trade marks and trade names, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, inventions, confidential information (including without limitation Know-how) and any other similar right situated in any country in the world.

“Joint Product Data”	shall mean all Product Data relating to the Product arising out of any Falk Study.

“Know-How”	shall mean the information, procedures, instructions, knowledge, experience, data (including, without limitation, toxicological, pharmaceutical, clinical and medical data, health registration data, marketing data and all other data), designs, dossiers (including, without limitation, manufacturing, assay and quality control dossiers), manufacturing formulae, processing specifications, sales and marketing materials and technology relating to or concerning the Product, whether committed to writing or not including without limitation all Product Data and the Manufacturing Technology.

“Launch”	shall mean in respect of each country in the Territory the commencement of commercial sale of a Product in such country after an MA in such country of such Product.

“Manufacturing Technology”	shall mean all methods, processes, designs, data, procedures and other information relating to the manufacture of a Product including, without limitation, final quality assurance, quality control procedures, manufacturing procedures, product and raw material specifications, formulation data and other technology related thereto.

“Market Assumptions”	shall mean the assumption of Falk relating to the anticipated market for the UK MA Product in each country of the Territory during the Term as set out in Schedule 5.

“Marketing Authorisation” or “MA”	shall mean in respect of any country in the Territory, the grant by the relevant regulatory authority in such country or the EMEA, in respect of such country, of all such approvals and authorisations (including, if required, any pricing or reimbursement approvals) required to effect marketing and sale of a Product in such country.

“MA Transfer Costs”	shall mean all costs, expenses and fees directly incurred in connection with the transfer of any MA or any application for an MA and the change of identity of the registered holder or applicant, which costs shall include for example but without limitation the cost of changes to any patient information leaflet, Summary of product characteristics and/or labelling.

“Minimum Royalty Payments”	shall mean the minimum, non-refundable royalty payments as specified in Clause 4.

“Net Sales”

shall mean gross amounts invoiced in respect of sales of the Product in the Territory by Falk, its Affiliates or Sublicensees, as appropriate, to Third Parties, less the following items:

(a) trade, quantity and cash discounts or rebates actually allowed and taken and any other adjustments, provided that such discounts or rebates are not applied disproportionately to the Product as compared with other similar products (for example, Endofalk) of the selling entity, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns;

(b) credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations;

(c) any tax, tariff, customs duties, excise or other duties or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of the Product;

(d) payments or rebates reasonably and customarily paid in connection with sales of Product to any governmental or regulatory authority;

(e) any write offs for bad debt provided that in each Year the maximum sum which may be deducted in respect of bad debts shall not exceed [*]% ([*] per cent) of Net Sales in such Year and further provided that in the event that any bad debt is written off and subsequently recovered by Falk, upon such recovery such debt shall be included in Net Sales for such Quarter in any statement under Clause 5 provided always that:

(i) Sales of a Product by and between Falk and its Affiliates and Sublicensees are not sales to Third Parties (except where such Affiliate or Sublicensee purchasers are end users) and shall be excluded from Net Sales calculations for all purposes;

(ii) Where a Product is sold otherwise than on arm’s length terms the price that would have been charged on an arm’s length sale (calculated as above) shall be the invoice price for such Product and where a Product is disposed of for consideration other than cash, such consideration shall be valued at the fair market value thereof;

(iii) Where a Product is not sold on arm’s length terms but is used or otherwise disposed of on a commercial basis by a Third Party, the price that would have been charged (after the deductions in Sub-Clauses (a) through (e) above) on an arm’s length sale in such country shall be deemed the Net Sales for the sale of such Product, provided that reasonable quantities of Product supplied and used in clinical trials or for other research or development activities or reasonably and customarily supplied for promotional purposes as samples shall not be treated as being disposed of on a commercial basis and shall be ignored for the purpose of calculating Net Sales.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Option Countries”	shall mean Italy and France.

“Patent Expiry Date”	shall mean the date on which a Product shall cease to be the subject of any Valid Claim in any Salix Patents in the Territory.

“Patents”	shall mean all patents or letters patent, claims in any patent and applications for any patent and the right to apply for the same in any part of the world including, without limitation, all reissues, re-examinations, extensions, substitutions, confirmations, registrations, revalidations, additions, confirmations, continuations in part and divisions thereof and any Supplementary Protection Certificates.

“Product Data”	shall mean all data, information or results generated in the performance of any clinical studies, non-clinical studies (including pharmacological and toxicological studies) or chemistry, manufacturing, control and analytical studies (including any Studies) in respect of a Product conducted by or on behalf of either party whether before or after the Effective Date during the Term, including the Manufacturing Technology.

“Product”	shall mean any human pharmaceutical product containing any Compound for use in the Indication, the Exploitation of which in the Territory falls within any Valid Claim of the Salix Patents in the Territory and for the avoidance of doubt Product shall include the UK MA Product.

“Quarter”	shall mean each three calendar-month period in any Year of the Term ending on 30th June, 30th September, 31st December and 31st March in each Year and “Quarterly” has a corresponding meaning.

“Royalties”	shall mean royalties payable by Falk to Salix under the terms of Clause 3.1.3.

“Salix IP”

shall mean all Intellectual Property of Salix relating to a Product (including any Improvement) which is at the Effective Date or subsequently during the Term:

(a)    vested in Salix or any Affiliate of Salix; or

(b)    licensed to Salix or any Affiliate of Salix

including any Salix Patents.

“Salix Patent”	shall mean any Patent in the name of Salix or any Salix Affiliate existing at any time during the Term relating in any manner to a Product in the Territory, including the Patents listed in Schedule 1.

“Salix Product Data”	shall mean all Product Data (excluding Joint Product Data) relating to a Product in the possession or control of Salix as at the Effective Date and thereafter during the Term (including without limitation the Dossier and Manufacturing Technology and all Product Data generated in the conduct of any Salix Study).

“Salix Territory”	shall mean the United States of America and its possessions and the Commonwealth of Puerto Rico.

“Salix Study”	shall mean any Study effected at the sole cost and expense of Salix.

“Study/ies”	shall mean all tests and studies necessary to support an application for and to obtain a Marketing Authorisation in any country of the Territory and all marketing studies (if any) effected post MA in any part of the Territory.

“Sublicense”

shall mean a sublicense granted by Falk to a Third Party of the rights granted under Clause 2.1. For the avoidance of doubt:

(a) the appointment by Falk of any distributor, wholesaler or dealer of the Product shall not be a Sublicense; and

(b) the appointment of a manufacturer to manufacture Product for and on behalf of Falk, shall not be deemed a Sublicense.

“Summary”	shall mean the Summary of product characteristics in respect of the UK MA Product, as set out in Schedule 3.

“Term”

shall commence on the Effective Date and continue until whichever is later of;

(a) the Patent Expiry Date; or

(b) the expiry of a period of seventeen years from the Effective Date,

subject always to earlier termination under Clause 18.

“Territory”	shall as at the Effective Date mean each of the following countries: Austria, Belarus, Belgium, Bulgaria, Croatia, Denmark, Estonia, Finland, Germany, Greece, Hungary, Ireland, Latvia, Lithuania, Luxembourg, Norway, Poland, Portugal, Romania, Russia, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, the Czech Republic, the Netherlands, Turkey, Ukraine and the United Kingdom, and Territory shall during the Term be as amended from time to time by the deletion of any country under Clause 6.2 or by the addition of any Option Country under Clause 17.

“Third Party”	shall mean any third party and shall not include the Parties or any Affiliate of either Party.

“Trademarks”	shall mean the tradenames “Diacol”, “Visicol” and “Osmoprep” registered as trademarks in the parts of the Territory and Option Countries as set out in Schedule 2.

“UK MA Product”	shall mean the Product in the form specified in the Summary.

“UK MA”	shall mean the Marketing Authorisation for a Product granted by the Medicines and Healthcare products Regulatory Agency (MHRA) in respect of the United Kingdom (on 7 January 2005 ref: PL 19147/0001) currently held by Inkine Pharmaceutical Company Ltd., a Salix Affiliate.

“Valid Claim”	shall mean a claim of (i) any issued and unexpired Patent in the Territory, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; and (ii) any application for a Patent during the period from filing to date of grant, provided that the applicant shall be diligently pursuing the prosecution to grant of such application and that such period shall not exceed five years, without prejudice to the obligations of a party in respect thereof on grant of any Patent pursuant to such application.

“Year”	shall mean each period of twelve calendar months from the Effective Date and starting on each anniversary of the Effective Date during the Term.

1.1	The expression “the Parties” shall mean together Falk and Salix and “Party” shall refer to one such Party;

1.2	Unless the context otherwise requires all references to a particular Clause sub-Clause schedule or paragraph shall be a reference to that Clause, sub-Clause, schedule or paragraph in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.3	Headings are for convenience only and shall be ignored in interpreting this Agreement;

1.4	Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and vice versa;

1.5	The words “including” or “included” are to be construed without limitation to the generality of the preceding words.

1.6	Any reference to “writing” or any cognate expression includes a reference to any communication effected by facsimile transmission or similar means.

2.	LICENSE GRANT

2.1	Salix grants to Falk from the Effective Date for the Term in respect of the Salix Patents, the Salix IP and the Salix Product Data the sole and exclusive royalty bearing right and license to use the same and to develop, use and Exploit the Product throughout the Territory and a non-exclusive right and license to manufacture and have manufactured the Product in any part of the world for Exploitation in the Territory only and Salix therefore undertakes;

2.1.1	not at any time during the Term to grant or purport to grant to any Third Party any rights to Exploit the Product in the Territory; and

2.1.2	not itself to Exploit the Product during the Term in the Territory; and

2.1.3	to maintain as Confidential Information (subject to the provisions of Clause 11), all Product Data (including Joint Product Data) and not to disclose any Product Data to any Third Party otherwise than under terms relating to confidentiality and restricting the use of such Product Data in the Territory in accordance with the terms of this Agreement.

2.2	Falk undertakes that it shall use the Salix IP and Product Data only in the development and Exploitation of the Product in the Territory under the terms of this Agreement and shall not be entitled to use all or any part of the Salix IP or Product Data for any other purpose whatsoever.

2.3	The granting of Sublicenses by Falk with respect to all or any of the rights granted to Falk pursuant to Clause 2.1 shall be subject to the prior approval in writing of Salix.

3.	CONSIDERATION

3.1	In consideration of the license granted under Clause 2.1, Falk shall pay to Salix;

3.1.1	the non-refundable and non-creditable sum of US$1,500,000 (one million five hundred thousand US dollars) within seven days of the date hereof; and

3.1.2	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of the grant of an MA for a Product by the applicable regulatory authority in Germany; and

3.1.3	a Royalty:

(a)	at the rate of [*]% ([*] per cent) of Net Sales where aggregate Net Sales in the Territory in any Year do not exceed €[*] ([*] Euros),

(b)	where aggregate Net Sales in any Year exceed €[*] ([*] Euros) at the rate of [*]% ([*] per cent) of all Net Sales in excess of €[*] ([*] Euros) in such Year.

3.2	Falk shall notify Salix promptly of the grant of the German MA and Salix shall promptly invoice Falk for each payment under Clause 3.1.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.	MINIMUM ROYALTY PAYMENTS

4.1	In respect of the Royalties due on Net Sales, Falk shall pay to Salix in respect of each Year of the Term subject to Clause 4.3, a non-refundable Minimum Royalty Payment according to the following schedule:

Year	Minimum Royalty Payment Per Year

1	US $ [*]

2	US $ [*]

3	US $ [*]

4	US $ [*]

5	US $ [*]

6 and thereafter	US $ [*]

4.2	The Minimum Royalty Payment shall be due and payable with the Statement delivered to Salix under Clause 5.1 within ninety (90) days of the end of the relevant Year provided that all Royalties paid in such Year shall be credited against the Minimum Royalty Payment and such payment shall be made only in respect of the shortfall between the Minimum Royalty Payment and such Royalties based on actual Net Sales actually paid in respect of such Year.

4.3	The obligation to effect the Minimum Royalty Payment shall cease on the Patent Expiry Date. For the period from 1 April to the Patent Expiry Date in such Year the Minimum Royalty Payment for that Year shall be apportioned and any shortfall shall be calculated by reference to Royalties due in respect of Net Sales in such period from 1 April to the Patent Expiry Date only.

4.4	In the event that:

4.4.1	Falk exercises its option under Clause 17.2 in respect of the addition of an Option Country to the Territory;

4.4.2	the rights of Falk in respect of any country of the Territory are amended by the deletion of such country under Clause 6.2;

Falk shall promptly on exercise of such option or on such amendment under Clause 6.2 amend the Market Assumptions to reflect the addition to or deletion from the Territory and the parties undertake to renegotiate in good faith the Minimum Royalty Payments due under Clause 4.1 for the following Years, to take account of such addition to or deletion from the Territory. Each party shall use its best endeavours to procure that any such renegotiation shall be effected within a period of 60 (sixty) days from the date of notice by Falk of exercise of the option.

4.5	In the event that at any time prior to the Patent Expiry Date any Market Assumption subsequently appears to be incorrect or ill founded (a “Revision Circumstance”) and as a consequence of such Revision Circumstance the Royalties payable to Salix based on the actual Net Sales of the Product in the Year following the occurrence of the Revision Circumstance are less than the Minimum Royalties payable to Salix during such Year, the parties undertake to renegotiate in good faith the Minimum Royalty Payments due under Clause 4.1 for the following Years. Each party shall use its best endeavours to procure that any such renegotiation shall be effected within a period of 60 (sixty) days from the date of notice of either party to the other party notifying it of the Revision Circumstance

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

and the effect thereof on Net Sales for such Year and requesting renegotiation. Any such renegotiations under this Clause 4.5 shall not in any circumstances effect any increase in the Minimum Royalty Payments and shall effect only a reduction in the sums specified in Clause 4.1. Upon any such renegotiation, the parties shall review the manner in which any such Revision Circumstance affects the Market Assumptions and shall consider the revised Market Assumptions arising from such Revision Circumstance.

4.6	In the event that the parties are unable to agree the Minimum Royalty Payments upon any such renegotiation under Clauses 4.4 or 4.5, in such 60 (sixty) day period (or any agreed extended period) the parties agree that determination of any adjustment to the Minimum Royalty Payments shall be referred to an independent expert (experienced in the negotiation of the financial terms of commercial contracts in the pharmaceutical field) appointed by the agreement of the parties, or in the event that the parties are unable to agree on the appointment of any independent expert, he shall be appointed, at the request of either party, by the President for the time being of the Association of British Pharmaceutical Industries (ABPI) who shall have the authority to appoint such an independent expert. In determining any such adjustment to the Minimum Royalty Payments:

4.6.1	such expert shall act as an expert and not as an arbitrator;

4.6.2	the costs of such expert shall be borne as determined by the expert taking account of the position of the parties as at the date of referral to the expert and the expert determination;

4.6.3	such expert shall make such determination in such manner as he reasonably considers appropriate taking account of the Market Assumptions and, in respect of renegotiation under Clause 4.5, any adjustments thereto reasonably arising by reason of any Revision Circumstance;

4.6.4	such expert’s determination shall, in the absence of manifest error, be final and binding in respect of the Minimum Royalty Payments applicable after the date of such determination; and

such expert shall be required to effect such determination within 45 (forty five) days of his appointment and any adjusted Minimum Royalty Payments shall take effect, under Clause 4.4, from the date of the amendment to the Territory and under Clause 4.5, from the date of the request for renegotiation made under Clause 4.5 and the Minimum Royalty Payments for such Year shall be adjusted pro rata from such date.

5.	PAYMENT: GENERAL

5.1	Falk shall prepare a statement (“Statement”) in respect of each Quarter which shall show in reasonable detail for the Quarter in question the calculation of Royalties due to Salix with respect to aggregate Net Sales. Such Statement shall specify in reasonable detail the calculation of Net Sales (in accordance with the definition set out in Clause 1) and the applicable Royalties due to Salix and such other information relating to the calculation of Net Sales as Salix may reasonably request from time to time. Such Statement shall be submitted to Salix within ninety (90) days of the end of the Quarter to which it relates together with remittance for Royalties due to Salix under Clause 3.1.3 (as applicable). Promptly, on receipt of each such Statement, Salix shall issue an invoice in respect of the payments made with such Statement.

5.2	In respect of the first Quarter in each Year in which aggregate Net Sales for the relevant Year shall exceed €[*] ([*] euros) Falk shall in the Statement for such Quarter:

5.2.1	account for Royalties on Net Sales in such Quarter and thereafter in such Year at the higher rate due under Clause 3.1.3(b); and

5.2.2	specify the additional Royalty due under Clause 3.1.3(b) for all Net Sales in the Year to date on which Royalty shall have been paid under Clause 3.1.3(a) and shall remit all such additional Royalties due to Salix with such Statement.

5.3	Falk, its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose or determining the amounts payable or accountable hereunder. Such books and records shall be kept at one of the principal places of business of Falk, its Affiliates and Sublicensees for at least seven (7) years following the end of the Quarter to which they pertain. Salix shall have the following audit rights:

5.3.1	Upon the written request of Salix and, except with respect to an audit permitted by Clause 5.3.2, not more than once in each Year, Falk shall permit an independent certified public accounting firm of recognized good standing in Europe, selected by Salix, at Salix’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Falk as may be reasonably necessary to verify the accuracy of the calculations of royalties and other amounts due and payable under this Agreement for any Year ending, except as otherwise permitted under Clause 5.3.2, not more than [*] Years prior to the date of such request. If such accounting firm concludes, as indicated by a written report delivered to each of the Parties, that additional Royalties or other amounts were owed during such period, Falk shall pay the additional Royalties or other amounts, as applicable, with interest from the date originally due at the rate specified in Clause 5.4 within sixty (60) days after the date on which such accounting firm’s written report is delivered to Salix. Any overpayment of Royalties shall be fully creditable against future royalties payable to Salix.

5.3.2	If, and only if, the amount of any underpayment discovered as the result of an audit conducted in accordance with Clause 5.3.1 is greater than [*] percent ([*]%) of the total amount previously paid, then Falk shall reimburse Salix for all costs related to such audit and Salix shall be entitled to conduct an audit in accordance with Clause 5.3.1 for any Year ending not more than [*] years prior to the date of such audit, provided that in no event shall Salix audit Falk more than twice in any Year.

5.4	Without prejudice to Salix’s rights under Clause 18.3 if any Royalty or any other amount due and payable under this Agreement is overdue, Falk shall pay interest thereon at an annual rate (but with interest accruing on a daily basis) of [*] ([*]%) above the then-current U.S. prime rate, as published in The Wall Street Journal, Eastern U.S. Edition. Such interest shall run from the date on which payment of such sum became due until payment thereof in full together with such interest by Falk.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.5	All sums due to Salix under this Agreement:

5.5.1	are, unless otherwise expressly stated, exclusive of any Value Added Tax or equivalent sales tax which shall be payable (if applicable) on submission by Salix of valid Value Added Tax invoices in respect thereof; and

5.5.2	shall be paid in full subject to deduction for withholding taxes, charges and other duties that may be imposed in the Territory save insofar as Salix shall be capable of obtaining a credit therefor. The Parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available. If Falk is required to deduct or withhold it will (i) promptly notify Salix of such requirement, (ii) pay to the relevant authorities the full amount to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Salix, and (iii) promptly forward to Salix an official receipt (or certified copy) or other documentation reasonably acceptable to Salix and obtainable by Falk, evidencing such payments to such authorities.

5.6	All Royalties or other sums payable under this Agreement shall be paid in US Dollars by telegraphic transfer to such bank as Salix may designate for such purpose. For the purposes of calculating:

5.6.1	the threshold on Net Sales under Clause 3.1.3, all Net Sales effected in currency other than Euros shall be converted into Euros at the Exchange Rate at the end of the relevant Quarter;

5.6.2	payments due in US Dollars in respect of Royalties, the sum calculated as due shall be converted into US Dollars at the Exchange Rate three Business Days before the due date for payment.

6. OBLIGATIONS OF FALK

6.1	Falk shall:

6.1.1	use all reasonable commercial efforts to obtain an MA for a Product at the earliest opportunity in Germany; and

6.1.2	without prejudice to the terms of Clause 6.1.1, use all reasonable commercial efforts to progress to grant MAs in all parts of the Territory and the Option Countries and Falk shall not cease actively to pursue any MA pursuant to this Clause 6.1.2:

(a)	save as provided under the terms of Clause 6.2; or

(b)	in respect of any Option Country, otherwise than under the terms of Clause 17.

6.1.3	commit such resources to obtaining each MA as are reasonably required provided that Falk shall not be under any obligation under the terms of this Clause 6.1 or otherwise to effect any Studies in connection with any application for any MA in the Territory;

6.1.4	on any MA being obtained in any Option Country, Falk acknowledges that it shall not have any rights in respect of the Product in such Option Country unless and until it exercises its option under Clause 17. Falk undertakes to maintain any such MA in an Option Country at its sole expense, during the term of the Option under Clause 17, in respect of such Option Country;

6.1.5	use reasonable commercial efforts to effect Launch of a Product in each country of the Territory as soon as reasonably practicable after the MA in that country;

6.1.6	use reasonable commercial efforts to manufacture or procure the manufacture of Product in quantities reasonably required to satisfy the anticipated demand for the Product in the Territory; and

6.1.7	after Launch in each country, use reasonable commercial efforts throughout the Term and shall devote such financial resources, personnel and other resources as may reasonably be required, to promote sales of Products throughout the Territory. Such reasonable commercial efforts shall in no event be less than used by Falk with respect to the commercialisation of its own products of comparable commercial significance and market potential or than used by other companies with respect to the commercialisation of other products in the market of comparable commercial significance and market potential in the Territory.

6.2	If in order to obtain an MA in any country of the Territory the relevant regulatory authority requires Studies to be effected, Falk shall promptly notify Salix and shall supply to Salix full details of the requirements of such regulatory authority. Notwithstanding that it is under no obligation to do so, Falk may on such notification notify Salix that it intends to effect such Studies at its sole cost and expense as Falk Studies; if Falk so notifies Salix it will diligently pursue its obligations under Clause 6.1 and such Falk Studies in such country. If Falk does not notify Salix of its intent to effect Falk Studies, Salix may in its sole discretion by notice in writing to Falk, served at any time after receipt of such notification:

6.2.1	where the notification is in respect of Studies required in Germany:

(a)	amend the definition of the Territory to refer to the United Kingdom only and Germany and all other countries shall be deleted from the definition of the Territory; and

(b)	terminate the option under Clause 17 in respect of the Option Countries;

and this Agreement shall continue thereafter in respect of the United Kingdom only; and

6.2.2	where the notification is in respect of Studies required in any Option Country terminate the option granted under Clause 17 in respect of such Option Country; and

6.2.3	where the notification is in respect of Studies required in any country of the Territory other than Germany, amend the definition of the Territory such that such country is removed from the definition for all purposes under this Agreement from the date of such notice from Salix and in such circumstances all rights of Falk in respect of the Product in such country shall cease and this Agreement shall continue in all respects unamended save only for the deletion of that country from the definition of the Territory.

6.3	Falk shall keep Salix regularly informed of its progress in obtaining MAs for the Product and in the performance of its obligations under Clause 6.1. Such information shall be made available to Salix in the form of reasonably detailed written reports every three months. In immediate subsequence to the furnishing of a report the Parties shall discuss its content in telephonic meetings (including video conferencing). Furthermore, Salix may call additional personal meetings as deemed necessary or appropriate in order to review and discuss the progress in seeking and obtaining MAs in respect of all parts of the Territory and each Option Country.

6.4	Salix shall assist Falk as reasonably required in the event that Falk wishes to use a Third Party manufacturer identified by Salix for manufacture of Product for use in the Territory provided that Falk undertakes not to use such Salix Third Party manufacturer without the prior consent in writing of Salix. Falk acknowledges that in the event of any limited capacity of any such Salix Third Party manufacturer Salix shall be entitled at all times to obtain from such manufacturer all such quantities of Product as it may require for Exploitation in the Salix Territory in priority to any supplies of Product required by Falk.

7.	OBLIGATIONS OF SALIX

7.1	Within 30 days of the Effective Date Salix shall deliver to Falk:

7.1.1	the Salix IP; and

7.1.2	the Salix Product Data, which for clarity shall include the Dossier.

7.2	Thereafter during the Term Salix shall (at its sole cost and expense) provide to Falk such assistance as Falk may reasonably require in connection with the performance of its obligations under Clause 6 and shall promptly deliver any further Salix IP or Salix Product Data coming into the possession or control of Salix.

7.3	Salix shall as soon as practicable after the Effective Date take all such actions as may reasonably be required to effect a transfer of the UK MA to Falk and to effect a transfer to Falk of all applications for MAs for the Product in the Territory as may have been commenced as at the Effective Date provided that:

7.3.1	Falk shall provide to Salix all such assistance as it may reasonably require in effecting such transfers; and

7.3.2	Falk shall pay all MA Transfer Costs incurred in connection with any such transfers.

8.	PRODUCT DATA

8.1	Falk may at its sole discretion and at its sole cost conduct Falk Studies provided that save only in respect of any Falk Study effected pursuant to a notice served by Falk under Clause 6.2:

8.1.1	Falk Studies shall be only marketing studies effected post MA in a part of the Territory and Falk shall not conduct any Falk Studies in respect of any application for an MA in any country of the Territory; and

8.1.2	Falk shall not effect any Falk Study without the prior consent in writing of Salix and any such Falk Study shall be effected only in accordance with a protocol therefor approved by Salix.

For the avoidance of doubt, where Falk notifies Salix under Clause 6.2 that it intends to effect Falk Studies in respect of any part of the Territory the conduct of such Falk Studies shall not require any further approval or consent of Salix.

8.2	All Joint Product Data in respect of any Falk Studies shall promptly be made available to Salix. Falk shall keep Salix informed as to conduct, progress and results of any Falk Studies. Salix acknowledges that in respect of any Joint Product Data supplied to it by Falk, it shall comply in all material respects with data privacy requirements applicable to such Joint Product Data.

8.3	All right, title and interest in all Joint Product Data shall be jointly owned by Salix and Falk and either may use such Joint Product Data without further payment or obligation to the other and each of the Parties shall be free to use and Exploit such Joint Product Data and to incorporate it in any regulatory filing provided that:

8.3.1	Salix acknowledges that during the Term it shall not and shall not authorise or permit any Third Party to, use any Joint Product Data in the Territory;

8.3.2	Falk acknowledges that during the Term it shall not and shall not authorise or permit any Third Party to use any Joint Product Data outside the Territory.

8.4	Falk shall assign into the joint names of Salix and Falk its rights in all such Joint Product Data as reasonably required by Salix from time to time. Each Party undertakes to provide such assistance as may reasonably be required by the other Party in connection with the protection of the Joint Product Data from unauthorised use or disclosure and acknowledges that the Joint Product Data shall be deemed Confidential Information of both Parties under the terms of Clause 11.

9.	TRADEMARKS

9.1	Salix hereby grants to Falk an exclusive license to the Trademarks in the Territory for use on and in connection with the Product only. Falk undertakes to enter into such registered user and other agreements as may reasonably be required by Salix from time to time to evidence such license and further undertakes to use the Trademarks in the form and manner only as specified by Salix from time to time.

9.2	Falk shall have the sole right and responsibility for developing any trademark(s) for the Product in the Territory (in substitution for the Trademarks) (“Falk Trademarks”), including product names and distinctive artwork and logos, and for seeking registration or other protection of such Falk Trademarks in the Territory. Such Falk Trademarks may be the subject of trademark application(s) in the Territory (effected by Falk) and shall be registered and maintained in the name of Falk at the sole expense of Falk. However, Falk Trademarks to be used from time to time in the commercialization of the Product in the Territory so selected by Falk shall be notified to Salix and such Falk Trademarks shall be subject to the prior approval in writing of Salix, such approval not to be unreasonably withheld or delayed.

9.3	Insofar as permitted by law and regulation in the Territory and subject to the MAs, all packaging and printed literature for the Product offered for sale in the Territory shall, if so and as long as so requested by Salix, display that the Product is an innovation of Salix and that it is distributed under a license granted by Salix.

9.4	Each Party shall notify the other, in writing, in the event of any infringement of the Trademarks or the Falk Trademarks or potential infringement of the Trademarks or the Falk Trademarks in the Territory or the Salix Territory coming to such Party’s attention. Falk shall be entitled to take such action against any infringers or potential infringers in the Territory as Falk may in its sole discretion determine.

9.5	Salix undertakes that it shall not use or register any tradename or trademark confusingly similar to the Falk Trademarks without the prior consent of Falk which may withhold consent in its absolute discretion in the event that it reasonably considers that any such use may prejudice or otherwise affect the marketing of the Product in the Territory.

10.	INTELLECTUAL PROPERTY OWNERSHIP AND INFRINGEMENT

10.1	Salix shall retain all rights, title and interest in and to the Salix IP and the Salix Product Data, including any improvement, amendment, modification, enhancement, discovery or invention to the Product or the use of the Product, together with all Intellectual Property therein. In the event that Falk develops, creates or identifies any improvement, amendment, modification, enhancement, discovery or invention in connection with a Compound in the Indication or otherwise relating to the Product (“an Invention”), Falk shall promptly disclose the Invention to Salix and shall take all such actions and execute all such documents as may reasonably be required to procure the sole ownership thereof by Salix, provided that such Invention shall be licensed back to Falk for Falk to use and exploit the Invention under the terms of this Agreement in such manner as it considers appropriate within the Territory free of any payment in addition to the payments due under Clauses 3 and 4. Except as otherwise expressly provided in this Agreement, Falk has no right, title or interest in any Invention, provided that ownership rights to Joint Product Data resulting from any Falk Studies shall be as described in Clause 8.3. All rights not expressly granted to Falk under this Agreement are reserved by Salix. Falk shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims, discloses or uses or purports to claim, disclose or use any Invention, without the prior express written consent of Salix. Additionally, Falk shall not, directly or indirectly prevent or attempt to prevent Salix from filing or prosecuting in any country any patent application which claims, discloses or uses or purports to claim, disclose or use any Invention.

10.2	Salix shall at its own cost prosecute to grant all subsisting Patent applications within the Salix Patents and shall maintain (including payment of all renewal fees) and defend all such Patents granted pursuant to the Patent rights existing as at the date hereof in respect of the Salix Patents in force for the full term thereof Provided Always that Salix shall be released from its obligation to maintain and defend the Salix Patents under this Clause 10.2 where it is advised by appropriately experienced patent counsel in the relevant jurisdiction that the prospects for success or otherwise the merits of its case and the cost of maintaining and defending the Salix Patents do not justify commercially the relevant expenditure by Salix.

10.3	In the event that Falk at any time during the Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by a Third

Party (the “Infringer”) of any part of the Salix IP in the Territory, Falk shall give prompt written notice thereof to Salix and (save only in respect of the Joint Product Data, under Clause 10.4);

10.3.1	Salix shall have the first right (but not the obligation) to take such steps against an Infringer including all injunctive, compensatory and other remedies and relief (collectively “Remedies”), as may be necessary or desirable to prevent such infringement and preserve the Salix IP. Salix shall permit any such Remedies to be brought in its name if permitted or required by law. Salix may compromise or settle any of the Remedies in its sole discretion provided that Salix shall not make any settlement or compromise that adversely affects the interests of Falk in respect of the Products in the Territory without the prior consent in writing of Falk, such consent not to be unreasonably withheld or delayed.

10.3.2	In the event that Salix elects not to pursue Remedies with respect to the Salix IP within the Territory within ninety (90) days after notice in writing from Falk requesting Salix to do so, Salix shall provide full details of advice obtained under Clause 10.2 to Falk. Thereafter, and in any event if Salix fails to pursue Remedies against such Infringer Falk shall have the right (but not the obligation) to pursue Remedies against such Infringer provided that Falk shall not make any settlement or compromise that adversely affects the interests of Salix in the Products outside the Salix Territory without the prior consent of Salix, such consent not to be unreasonably withheld or delayed and provided that if Salix has commenced negotiations with an Infringer for discontinuance of such Infringement within such ninety (90) day period, Salix shall have an additional ninety (90) day period to conclude its negotiations before Falk may bring suit for such Infringement.

10.4	In the event that Falk at any time during the Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by an Infringer of any part of the Joint Product Data in the Territory, Falk shall give prompt written notice thereof to Salix and Falk shall have the first right (but not the obligation) to take such Remedies as may be necessary or desirable to prevent such infringement and preserve the Joint Product Data. Falk shall permit any such Remedies to be brought in its name if permitted or required by law. Falk may compromise or settle any of the Remedies in its sole discretion provided that Falk shall not make any settlement or compromise that adversely affects the interests of Salix in respect of the Joint Product Data outside the Territory without the prior consent in writing of Salix, such consent not to be unreasonably withheld or delayed.

10.5	In the event that either Party shall pursue Remedies under Clauses 10.3 or 10.4;

10.5.1	the other Party shall use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies, including providing access to relevant documents and other evidence; and

10.5.2	each Party shall bear its own costs and expenses relating to its pursuit of Remedies or in providing assistance and cooperation; and

10.5.3

any damages or other amounts collected by either Party shall be used, (i) by the Party that pursued Remedies, to cover its costs and expenses incurred, (ii) by the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies and (iii) the remaining amount, shall be allocated between Falk and

Salix equitably as appropriate to reflect the loss suffered by each Party in connection with the actions of the Infringer and as appropriate to reflect the basis on which such damages were awarded in any such action to compensate for the loss of each Party.

10.6	In the event that a Third Party institutes a patent, trade secret or other infringement suit against Falk or its Affiliates during the Term, alleging that its Exploitation of the Product in the Territory infringes one or more Patents or other Intellectual Property rights held by such Third Party (an “Action”), Falk shall promptly notify Salix thereof in writing and promptly discuss with Salix the best way to respond.

10.6.1	Save as specified in Clause 10.6.2, Falk shall have the exclusive right to defend and control the defence of any such Action using counsel of its own choice, and the Action, subject to Clause 13, shall be at Falk’s own expense; provided that Salix may participate in the defence and/or settlement of such Action at its own expense with counsel of its choice and provided that Falk shall not enter into any settlement to the extent that such Action and/or the settlement of such Action is the subject of any claim made by Falk against Salix for indemnification under Clause 13.1 except as agreed in writing between the Parties, such agreement not to be unreasonably withheld and delayed. Falk acknowledges that any such agreement of Salix to any such settlement shall be without prejudice to the right of Salix to dispute any claim for indemnification in respect thereof. Falk further acknowledges that in the event that Falk enters into any settlement, without the agreement of Salix, in circumstances where such Action and/or the settlement of such Action is not as at the date of such settlement, the subject of any claim made by Falk against Salix for indemnification under Clause 13.1, Falk shall not subsequently make any claim for indemnification against Salix under Clause 13.1 in respect of such Action or settlement.

10.6.2	In the event that Salix shall have acknowledged its obligation to indemnify Falk in respect of any such Action under Clause 13, Salix shall have the exclusive right to defend and control the defence of any such Action using counsel of its own choice and the Action shall be at Salix’s own expense; provided that Falk may participate in the defence and/or settlement of such Action at its own expense with counsel of its choice and provided that Salix shall not enter into any settlement relating to the Product in the Territory if such settlement admits the invalidity or unenforceability of any of the Salix IP except as agreed in writing between the Parties, such agreement not to be unreasonably withheld and delayed.

10.6.3	In any such Action under Clauses 10.6.1 or 10.6.2, the Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of any material developments in connection with any such claim, suit or proceeding, including providing access to relevant documents and other evidence.

10.6.4	It is agreed by the Parties that if by reason of any such Action or any settlement or other resolution of the same, Falk is obliged to effect payment of a royalty or other monetary compensation to the relevant Third Party in respect of its use of rights in any Third Party Intellectual Property in the Exploitation of the Products in the Territory, the Royalties due to Salix under Clause 3.1 shall continue unamended and Falk shall not make any deduction in respect of any payment to any such Third Party provided that the foregoing shall not affect any liability of Salix under Clause 13, arising out of or in connection with any Action.

11.	CONFIDENTIALITY

11.1	Each Party undertakes that in relation to all confidential information of the other Party which may be within or come into its possession in connection with or arising from this Agreement (including confidential information disclosed by the parties in confidence in the negotiations relating to this Agreement, prior to the Effective Date) or which it may generate in reliance on any confidential information so disclosed (such confidential information of Salix to include all information relating to the Salix IP, the Salix Product Data, any Improvement, any Invention under Clause 10.1 or any Joint Product Data and such confidential information of Falk to include all information relating to the Joint Product Data, marketing and development information and other information delivered to Salix under Clauses 6.2 and 6.4 (collectively “Confidential Information”, comprising respectively “Salix Confidential Information” or “Falk Confidential Information”, as applicable) it will keep the same secret and confidential and will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any Third Party (save as provided in Clauses 11.3, 11.5 and 11.7 below).

11.2	The obligations of confidentiality contained in this Clause 11 shall not extend to any part of the Confidential Information of the disclosing Party which the recipient Party can show by documentary evidence:

11.2.1	shall (otherwise than by reason of any default by the recipient Party) become freely available to the general public; or

11.2.2	was legally in its possession or control free of any obligation of confidentiality prior to the date upon which it was received from the other Party; or

11.2.3	came into its possession or control legally from a Third Party free of any obligation of confidentiality and otherwise than by reason of any breach of any obligation of confidentiality by such Third Party; or

11.2.4	was generated from research and development efforts by the non-disclosing Party, its Affiliates or sublicensees independent of disclosure by the disclosing Party.

11.3	Either Party shall be permitted to disclose the other Party’s Confidential Information at such times and in such manner as may be required by law or any relevant regulatory authority or any relevant Stock Exchange regulation provided that in such circumstances it shall notify the other Party of such disclosure, shall limit such disclosure to what is strictly required and shall endeavour (insofar as is appropriate) to preserve the confidentiality of any such Confidential Information so disclosed.

11.4	In the event that either Party is required at any time whilst it shall retain any Confidential Information under the terms of this Agreement by any relevant law or regulation to disclose all or any part of the Confidential Information:

11.4.1	it shall forthwith notify the other Party of such part of the Confidential Information as may be required to be disclosed by law, the extent to which such disclosure is required and the circumstances in which such disclosure is required or effected pursuant to any applicable law; and

11.4.2	it shall keep the other Party informed of the extent and nature of such disclosure; and

11.4.3	it shall ensure that any Party to whom all or any part of the Confidential Information is disclosed by reason of any disclosure required by law is made fully aware of the confidentiality obligations attaching to the Confidential Information and shall (insofar as is possible) procure an equivalent obligation of confidentiality from any such Party.

11.5	It is acknowledged that notwithstanding the provisions of Clause 11.1 above each Party shall be entitled to disclose any Confidential Information of the other Party to its agents, representatives, employees and consultants (collectively “Third Party Recipients”) to the extent necessary to facilitate the performance of its obligations in connection with this Agreement provided that any such disclosure shall be limited to what is necessary in order to facilitate the performance of such obligations and the disclosing Party shall procure that any Third Party recipient shall be bound by obligations of confidentiality substantially similar to the provisions of this Clause 11.

11.6	Subject to the provisions of Clause 11.9 neither Party shall issue any press release or communication to be published by or in the media in any manner concerning the subject matter of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

11.7	For the avoidance of doubt it is acknowledged that subject to the terms of Clauses 11.3, 11.4 and 11.5 Salix may disclose the Joint Product Data to the extent reasonably required in connection with Exploitation of the Product outside the Territory and Falk may use and disclose the Joint Product Data as may reasonably be required in connection with its Exploitation of the Product in the Territory. It is further acknowledged that, subject to Clauses 11.3, 11.4 and 11.5 the terms of this Agreement and the contents of its Schedules shall constitute Confidential Information of each Party under the terms of this Clause 11.

11.8	The obligations of both Parties under Clauses 11.1 to 11.7 (inclusive) shall remain in force for the Term and continue thereafter for a period of five (5) years.

11.9	The Parties agree that each Party may within the period of ten days following the Effective Date issue a press release substantially in the form of Schedule 3.

12.	REPRESENTATIONS AND WARRANTIES

12.1 Falk hereby represents and warrants to Salix as at the Effective Date as follows:

12.1.1	Falk is a company duly organized, validly existing and in good standing under the laws of Germany;

12.1.2	Falk has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder;

12.1.3	the execution and delivery of this Agreement by Falk has been duly authorized by all necessary actions of Falk;

12.1.4	this Agreement is a legal and valid obligation of Falk, binding upon Falk and enforceable in accordance with its terms;

12.1.5	The execution, delivery and performance of this Agreement do not and will not violate any provision of any indenture, agreement or other instrument or document to which Falk is a Party or by which any of its assets or properties is bound or affected or be in conflict with or result in a breach of or constitute a default under any such indenture, agreement, instrument or document; and

12.1.6	other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of Falk, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

12.2 Salix hereby represents and warrants to Falk as at the Effective Date as follows:

12.2.1	Salix is a corporation duly organized and in good standing under the laws of California;

12.2.2	Salix has the full power and legal right to execute and deliver this Agreement, grant the rights granted to Falk hereby and perform Salix’s obligations hereunder;

12.2.3	the execution and delivery of this Agreement by Salix has been duly authorised by all necessary actions on the part of Salix;

12.2.4	this Agreement is a legal and valid obligation of Salix, binding upon Salix and enforceable in accordance with its terms;

12.2.5	the execution, delivery and performance of this Agreement do not and will not violate any provision of any indenture, agreement or other instrument or document to which Salix is a Party or by which any of its assets or properties is bound or affected or be in conflict with or result in a breach of or constitute a default under any such indenture, agreement, instrument or document;

12.2.6	other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of Salix, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

12.2.7	there is no action or proceeding nor, so far as Salix is aware (due inquiry having been made), any threat of an action or proceeding that would materially and adversely affect the rights granted to Falk under the terms of this Agreement in respect of the Product;

12.2.8	Salix is not aware of any Patents or Patent applications that may in Salix’s reasonable opinion, interfere in any material manner with the Exploitation by Falk of the Product under the terms of this Agreement;

12.2.9	the Salix IP and Salix Product Data includes all Intellectual Property, Know-how and Confidential Information in the possession, custody or control of Salix which is to the best of the scientific judgement of Salix reasonably required for the Exploitation of the Product by Falk under the terms of this Agreement;

12.2.10	to the best of Salix’s scientific judgment, the Salix IP and Salix Product Data (including all documents recording or embodying the same) supplied to Falk by Salix under Clause 7 are true, accurate and up to date;

12.2.11	there are in respect of any part of the Territory:

(a)	no outstanding orders, judgments, injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body relating to the Product;

(b)	no challenges, oppositions, actions, suits, personal injury or product liability or other claims, legal, administrative or arbitral proceedings or investigations against Salix, its Affiliates or sublicensees pending or threatened against or relating to the Product which have had or in the reasonable opinion of Salix may have a material adverse effect on the Exploitation of the Product in the Territory; and

(c)	Salix is not aware of any written communication from or to the EMEA or any relevant regulatory authority in any part of the Territory which indicates that any application for an MA in such part of the Territory is likely to be rejected;

12.2.12	there are in respect of any part of the Salix Territory so far as Salix is aware having made diligent enquiry;

(a)	no outstanding orders, judgments, injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body relating to the Product;

(b)	no challenges, oppositions, actions, suits, personal injury or product liability or other claims, legal, administrative or arbitral proceedings or investigations against Salix, its Affiliates or sublicensees pending or threatened against or relating to the Product which have had or in the reasonable opinion of Salix may have a material adverse effect on the Exploitation of the Product in the Territory; and

(c)	Salix is not aware of any written communication from or to the FDA or other regulatory authorities which indicates that any marketing authorisation or product approval in respect of the Product in the Salix Territory granted are likely to be invalid or subject to challenge, revocation or withdrawal or that applications for any of the same are likely to be rejected;

12.2.13	Salix is either the sole legal and beneficial owner or is the licensee of the sole legal beneficial owner of all right title and interest in and to the Salix Patents free of any lien, charge or encumbrance; and

12.2.14	so far as Salix is aware having made diligent enquiry, the Salix Patents are valid and enforceable and no act or omission has occurred whereby any of the Salix Patents has ceased to be valid and enforceable and no circumstance exists which might cause any of the Salix Patents to cease to be valid and enforceable.

12.3	The warranties expressly set forth in this Clause 12 by each Party are exclusive and no other warranty, written or oral, is expressed or implied. Other than as expressly set forth in this Clause 12, Salix makes no warranty to Falk of any kind whether express, implied or statutory, regarding the Product and expressly disclaims all warranties and terms of non-infringement of third party rights, quality, fitness for a particular purpose or merchantability and Falk acknowledges and agrees that there are known and unknown inherent risks involved in developing and marketing a pharmaceutical product in the Territory. Furthermore, save in respect of any breach of warranty by Salix, Salix will not be liable to Falk in any amount in the event that Falk does not obtain an MA in any part of the Territory.

12.4	Each party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation or warranty or other provision (except as expressly provided herein) and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

12.5	Falk acknowledges that in respect of the exercise by it of the rights granted under this Agreement it is not authorised to and shall not make any warranty, express or implied, on behalf of Salix.

13.	INDEMNIFICATION AND LIABILITY

13.1	Salix shall defend, indemnify and hold Falk, its Affiliates and Sublicensees (the “Falk Indemnitees”) harmless from any claim, liability, damage or loss (including reasonable attorneys’ fees and disbursements) (“Losses”) arising out of:

13.1.1	any breach by Salix of the representations, warranties given under Clause 12.2; or

13.1.2	the manufacture and/or Exploitation of the Product by Salix, its Affiliates or licensees outside the Territory save to the extent that the event giving rise to such Losses is an event which would give rise to an indemnification obligation of Falk under Clause 13.2 and provided that Salix shall have no obligation to indemnify any Falk Indemnitee against any Losses in connection with any product liability claim arising solely out of the manufacture, use or sale of the Product by Falk and its Affiliates and Sublicensees, regardless of whether such claim arises in tort, contract, strict liability, product liability or any other legal theory.

13.2 Falk shall defend, indemnify and hold Salix and its Affiliates harmless from any Losses arising out of:

13.2.1	any breach by Falk of the representations and warranties given under Clause 12.1; or

13.2.2	the manufacture and/or Exploitation of the Product by Falk, its Affiliates or Sublicensees in the Territory;

save to the extent that the event giving rise to such Losses in respect of Falk’s or its Affiliates’ or Sublicensees’ Exploitation of such Product is an event which would give rise to an indemnification obligation of Salix under Clause 13.1.

13.3	Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Losses or the discovery of a fact upon which such indemnified Party intends to base a request for indemnification hereunder.

13.4	Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Losses. The indemnified Party shall co-operate as reasonably requested by the indemnifying Party in the defence against any Losses.

13.5	With respect to Losses relating to all matters as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to control the defence of such matter; provided that the indemnifying Party shall obtain the written consent of the indemnified Party, prior to ceasing to defend, settling or otherwise disposing of any Losses if as a result thereof:

13.5.1	the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying Party; or

13.5.2	the business of the indemnified Party would be adversely affected.

The indemnified Party shall have the right to control the defence of all other matters; provided that the indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld.

13.6	Except as provided above, the costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a Quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

13.7	Except in circumstances of gross negligence or wilful misconduct by a Party or its Affiliates and save as may be required in connection with any indemnity under this Clause 13;

13.7.1	neither Falk or Salix shall be liable to the other for special, exemplary, indirect, incidental, punitive or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise;

13.7.2	the aggregate liability of Salix for damages in connection with any claim or action arising under the terms of or in connection with this Agreement, whether in contract, warranty, negligence, tort, strict liability or otherwise, shall not exceed [*] US dollars (US $[*]).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

14.	ADVERSE REACTIONS REPORTING

14.1	Salix and Falk agree to exchange adverse event information in such manner and following such procedure as may be agreed between the Parties after the Effective Date.

15.	RESTRICTIONS

15.1	Each of Falk and Salix agrees that during the Term, neither of them shall directly or indirectly solicit or encourage any employee or consultant of the other to leave or terminate such employment or consultancy for any reason, including without limitation, becoming employed or otherwise engaged in any capacity by such Party (or any person or entity associated with such Party) nor shall it assist others in doing so.

16.	FORCE MAJEURE

16.1	In the event that the performance of the obligations of either Party is prevented, restricted or hindered by any event of Force Majeure such Party:

16.1.1	shall not be liable to the other Party for any damages arising from any breach of the terms of this Agreement caused by Force Majeure; and

16.1.2	shall immediately serve notice in writing on the other Party specifying the nature of the Force Majeure event, its effect upon its performance of this Agreement and the period of time in which it is anticipated to apply; and

16.1.3	shall use its reasonable endeavours to overcome the Force Majeure event and resume its proper performance of its obligations under this Agreement.

17.	OPTION COUNTRIES

17.1	It is acknowledged that as at the Effective Date the Option Countries do not form part of the Territory and notwithstanding the obligations of Falk to seek MAs for each of the Option Countries under the provisions of Clause 6.1.2, Falk has no rights under this Agreement or otherwise to Exploit the Product in an Option Country.

17.2	Salix hereby grants to Falk an option to amend the Territory by the addition of an Option Country, such option to be exercised (on one or two occasions) at any time by service of notice in writing by Falk on Salix and, subject to Clause 17.4, on receipt of such notice, the Parties shall negotiate in good faith and execute as soon as reasonably practicable thereafter an amendment to this Agreement amending the Territory to include for all purposes with effect from the date of execution of such amendment, the Option Country designated in such notice provided that on execution of such amendment, in consideration of the grant of rights by Salix to Falk under the terms of this Agreement in respect of an Option Country, Falk shall pay to Salix the sum of US $[*] ([*] US dollars) in respect of such Option Country.

17.3	Salix may in its sole discretion terminate the option granted under Clause 17.2 in respect of an Option Country in the circumstances specified in and under the terms of Clause 6.2.

17.4	If Salix commences negotiations with any Third Party who wishes to acquire rights in respect of the Salix IP and the Product, to enable it to have manufactured and to Exploit any Products in an Option Country, Salix shall by notice in writing to Falk, notify Falk that the option granted under Clause 17.2 shall be suspended from the date of such notice.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

17.5	In the event that Salix grants rights in respect of the Salix IP and the Product to any Third Party in respect of an Option Country after service of any suspension notice under Clause 17.4 it shall forthwith by notice in writing to Falk terminate the option granted under Clause 17.2 and thereafter Falk shall have no further rights or obligations under this Clause 17 or otherwise under this Agreement in respect of such Option Country.

17.6	If notwithstanding service of a suspension notice under Clause 17.4, Salix terminates its negotiations with any Third Party, Salix may by subsequent notice in writing to Falk lift the suspension of the option and with effect from the date of receipt of any such further notice, the option granted under Clause 17.2 shall be fully reinstated and effective, unless and until service of a subsequent suspension notice under Clause 17.4.

17.7	If Salix serves notice on Falk under Clause 17.5 terminating the option under Clause 17.2 in respect of any Option Country Falk shall:

17.7.1	be released from any further obligation under Clause 6.1 in connection with any MA for such Option Country; and

17.7.2	promptly on receipt of any such notice requiring the same, take all such steps as may reasonably be required to effect a transfer to Salix (or as it may require) of any application for an MA or any MA granted in respect of such Option Country. Salix or its nominee shall:

(a)	pay all MA Transfer Costs in connection with any such transfer; and

(b)	reimburse Falk all third party costs reasonably and necessarily incurred by Falk prior to such date in connection with the application and grant of such MA in such Option Country as evidenced by copy third party invoices, such reimbursement not to exceed €[*] in respect of each Option Country.

18. TERMINATION

18.1	This Agreement shall become effective as of the Effective Date and unless earlier terminated pursuant to the other provisions of this Clause 18, shall continue in full force and effect for the Term.

18.2	Falk may terminate this Agreement at any time after the Effective Date if Falk reasonably considers that the continued Exploitation of the Products in the Territory by Falk is no longer in the commercial interests of Falk, provided that Falk shall have discussed such circumstance and consulted fully with Salix and the Parties shall have discussed and if appropriate amended the Minimum Royalty Payments under Clause 4, prior to Falk effecting any such termination. Such termination shall be made by providing twenty four months written notice to Salix provided that Salix may in its sole discretion reduce such notice period or permit termination during such notice period. During such notice period all obligations of Falk under this Agreement shall continue in full force and effect (including in particular all payment obligations) and the obligation to effect payment of Minimum Royalties shall be apportioned over the relevant part Years up to the date of expiry of such notice period (or earlier termination permitted by Salix) and any shortfall shall be calculated by reference to Royalties due in respect of Net Sales in such period to the date of expiry of such notice or earlier termination.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

18.3	In the event there shall have occurred a material adverse breach of this Agreement or a material adverse default in the observance or performance of any provision of this Agreement by a Party (the “Defaulting Party”), the Party claiming the same (the “Non Defaulting Party”) shall promptly provide detailed notice thereof to the Defaulting Party. The Defaulting Party shall have sixty (60) days from the date of receipt of such notice to cure the material adverse breach or material adverse default detailed in such notice and, if the same is timely cured within such sixty (60) day period the provisions of this Agreement shall remain in full force and effect. In the event that the material adverse breach or material adverse default detailed in such notice cannot with due diligence be cured within such sixty (60) day period, and the Defaulting Party promptly notifies the Non Defaulting Party of the period (not exceeding 120 days) in which it anticipates that it can be cured, the time to cure such material adverse breach or material adverse default shall be extended for such period (up to a maximum of 120 days) as may be necessary to cure the same with all due diligence. This Agreement may be terminated forthwith by service of notice in writing by the Non Defaulting Party in the event that the Defaulting Party shall fail to cure such material adverse breach or material adverse default within such initial or extended period. The right of a Party to terminate this Agreement, under this Clause 18.3 shall not be affected in any way by its waiver or failure to take action with respect to any prior breach or default and shall be without prejudice to any other rights of the Non Defaulting Party in connection with any such material adverse breach or material adverse default.

18.4	In the event that Falk suffers a Change of Control it shall promptly notify Salix of such event and Salix may within a period of thirty (30) days after the date of such notice terminate this Agreement by service of four (4) months notice of termination to Falk provided that this Agreement shall not terminate upon the expiry of such notice period, if on or before the expiry of such four (4) month notice period Falk shall pay to Salix a sum (the “Non Termination Payment”);

18.4.1	In the event that such Change of Control occurs at any time prior to the sixth anniversary of the Effective Date, the Non Termination Payment shall be US $[*] ([*] US dollars); and

18.4.2	In the event that such Change of Control occurs at any time after the sixth anniversary of the Effective Date, the Non Termination Payment shall be a sum equal to the Royalties payable in a single Year under Clause 3.1.3 (calculated as the average of all Royalties actually paid by Salix to Falk under Clause 3.1.3 in each complete Year after Year 5, preceding the date of Change of Control); and

any such Non Termination Payment shall creditable against Royalties due under clause 3.1.3 in the one Year following the date of the Non Termination Payment only and for the avoidance of doubt any part of the Non Termination Payment not offset during such Year following the date of payment shall not thereafter be creditable against Royalties.

19.	CONSEQUENCES OF TERMINATION.

19.1	Upon the effective date of termination of this Agreement howsoever caused or arising under Clause 18:

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

19.1.1	all rights and licenses of Falk under this Agreement with respect to the Territory shall immediately terminate and Falk shall;

(a)	cease all use of the Salix IP and the Salix Product Data; and

(b)	cease development and Exploitation of the Product; and

(c)	immediately return to Salix all relevant records and materials in its possession or control containing or comprising Salix’s Know-How and Confidential Information (except one copy of which may be retained in Falk’s confidential files for archival purposes); and

(d)	provide Salix with copies of all Joint Product Data (if any) not previously provided to Salix; and

(e)	at the terminating party’s cost, take all such actions as may reasonably be required to effect a transfer to Salix (or as it may direct) of all MAs for the Product in the Territory or any Option Country and any applications for any such MAs; and

(f)	at the terminating party’s cost, transfer to Salix or as it may direct, any Falk Trademark used on the Products in the Territory under the provisions of Clause 9, provided that Salix shall not acquire any rights in the tradename “Falk” or any part of any Falk Trademark containing the name “Falk” or any other tradename of Falk applied to other Falk products in addition to being used in connection with the Products.

19.1.2	Falk shall, and shall cause its Affiliates and Sublicensees to, immediately cease all Exploitation of the Product. However, Falk shall be entitled to sell all stock of the Product in its possession or control during a period of three (3) months after the effective date of termination provided that if so required by notice in writing served by Salix on Falk within 30 days of the effective date of termination Falk shall sell and Salix shall purchase all such stock of Product at a price calculated as the cost to Falk incurred in respect of the manufacture of such stock of Product.

19.1.3	Save only as provided in Clause 19.2 or otherwise in respect of Royalties and other sums accrued due to Salix prior to the effective date of termination, no further payment shall be due from Falk either upon such termination or otherwise under the terms of this Agreement after the effective date of termination.

19.2	Termination of this Agreement for any cause shall not bring to an end:

19.2.1	the confidentiality obligations of the Parties hereunder;

19.2.2	Falk’s obligation to pay Royalties or other sums which have accrued due to Salix up to and including the effective date of termination, in accordance with Clauses 3 and 4; and

19.2.3	any provision of this Agreement which in order for full effect to be given thereto needs to survive termination of this Agreement.

19.3	Any termination of this Agreement shall be without prejudice to the rights and remedies of either Party with respect to any of the provisions of this Agreement or arising out of breaches prior to such termination and shall not relieve either Party of any obligations or liability accrued hereunder prior to such termination including, without limitation, indemnity obligations and confidentiality obligations, nor rescind or give rise to any right to rescind anything done or payments made or other consideration given hereunder prior to the time of such termination.

19.4	If this Agreement expires on the expiration of the Term, the licenses granted hereunder shall continue thereafter on a non exclusive basis and shall be fully paid-up and perpetual and for the avoidance of doubt;

19.4.1	Falk shall thereafter be entitled to Exploit the Product in the Territory free of any further payment to Salix; and

19.4.2	Salix shall be entitled either itself or by a Third Party to exploit the Product in the Territory.

20.	NOTICES

20.1	All notices, statements or other documents that either Party shall be required or shall desire to give to the other hereunder shall be in writing and shall be given by the Parties only as follows:

20.1.1	by personal delivery; or

20.1.2	by addressing it as indicated below or to such other address as such Party shall have last given by notice to the other Party, and by depositing it certified mail, postage prepaid, in the mail, airmail; or

20.1.3	by addressing it as indicated below or to such other address as such Party shall have last given by notice to the other Party, and by delivering it prepaid to a recognized courier service (e.g., Federal Express or DHL).

20.2	If so delivered, mailed, or couriered, each such notice, statement or other document shall, except as herein expressly provided, be conclusively deemed to have been given when personally delivered during a Business Day, or on the fifth Business Day after the date of mailing, or on the second Business Day after delivery to a courier service, as the case may be. The address of a Party shall be the address at which the other Party actually receives written notice pursuant to this Clause 20 and until further notice is:

If to Falk:	Leinenweberstraße 5, 79108 Freiburg, Germany

Facsimile:	+49/761/1514-356

Attention:	CEO

If to Salix:	1700 Perimeter Park Drive, Morrisville, NC 27560-8404, USA

Facsimile:	+1 919 862 1095

Attention:	CEO, with a copy to General Counsel

20.3	Either Party may also deliver a copy of any such notice by facsimile to the fax numbers specified above.

21.	ENTIRE AGREEMENT

21.1	This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein or effected hereby in respect of the Product and supersedes all prior written agreements, all previous communications, either oral or written, and all negotiations and oral understandings, if any, between the Parties hereto in respect of the Product prior to the Effective Date.

21.2	The parties acknowledge and undertake that nothing contained in this Agreement shall affect in any manner whatsoever the rights and obligations of the parties under an agreement dated July 15, 2002 (“the 2002 Agreement”) pursuant to which Salix was granted rights in respect of the Salix Territory to a Falk Product provided that the Parties expressly acknowledge that the provisions of Clause 5.3 of the 2002 Agreement shall cease to apply in respect of any payments due under this Agreement and each party acknowledges and undertakes that there shall be no right of set off between the Parties:

21.2.1	under this Agreement, in respect of any sums due under the 2002 Agreement; or

21.2.2	under the 2002 Agreement, in respect of any sums due under this Agreement.

22.	ASSIGNMENT

22.1	Subject only to Clause 22.2, each Party may assign its rights and obligations under this Agreement to its Affiliates, provided that save where this entire Agreement is assigned to an Affiliate whose identity shall have previously been approved in writing by the other Party (such approval not to be unreasonably withheld or delayed), the assigning Party shall remain liable for the due and proper performance of its obligations hereunder. In the event a Party assigns all or any of its rights hereunder to an Affiliate whose identity shall have been previously approved by the other Party, such other Party agrees to enter into such supplemental agreements not inconsistent herewith with such Affiliate as may be necessary or advisable to permit such Affiliate to avail itself of or perform any right or obligation of the assigning Party hereunder.

22.2	Notwithstanding the provisions of Clause 22.1, Salix undertakes that this Agreement shall be assigned only to an Affiliate or Third Party to whom Salix has assigned all right title and interest in the Salix IP and the Joint Product Data and that its rights under this Agreement and its rights in the Salix IP and Joint Product Data, shall at all times be held in common ownership by a single entity.

22.3	Either Party may assign any or all of its rights or obligations under this Agreement in connection with a Change of Control, merger or acquisition of such Party or its Affiliates or of substantially all of the assets thereof, which such assignment shall not require the consent of the other Party (subject always to the provisions of Clause 18.4 in the event of a Change of Control of Falk).

22.4	Save as expressly provided in Clauses 22.1 and 22.3 neither Party shall assign, charge or transfer this Agreement to a Third Party without the written consent of the other.

23.	NON-WAIVER OF RIGHTS

Failure of a Party to enforce any of the provisions or any rights with respect to this Agreement shall in no way be considered a waiver of such provisions or rights or in any way affect the validity of this Agreement. The failure of either Party to enforce any of such provisions or rights shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provisions or rights which it may have under this Agreement.

24.	AMENDMENT

This Agreement may not be revised, amended, supplemented or varied except by an instrument in writing signed by Falk and Salix.

25.	INDEPENDENT CONTRACTORS

Nothing in this Agreement shall create or imply an association, partnership or joint venture between the Parties hereto, it being agreed and understood that the Parties are independent contractors and neither Party, with respect to a Third Party, shall have the power or authority to bind or obligate the other Party in any way.

26.	FURTHER ASSURANCES AND COOPERATION

Each Party agrees that after the date hereof it will execute and deliver, or cause the execution and delivery of, such further documents and instruments as may be reasonably necessary or proper to fully effectuate this Agreement and the transactions contemplated thereby.

27.	SEVERABILITY

This Agreement is intended to be valid and effective under any applicable law and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under any applicable law. Should any provisions of this Agreement be or become invalid, illegal or unenforceable under any applicable law, the other provisions of this Agreement shall not be affected and shall remain in full force and effect and, to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties.

28.	DISPUTE RESOLUTION

28.1	Within ten (10) days of either Party becoming aware of any dispute relating in any manner to this Agreement or the terms hereof it shall prepare and submit to the Chief Executive Officer or such other senior manager as may be nominated from time to time for such purpose (“CEOs”) of each of the Parties a memorandum or statement setting out its position in respect of the matter in dispute and its reasons for adopting that position. The other Party shall within ten (10) Business Days of receipt of the memorandum or statement prepare and submit to the other Party a memorandum or statement setting out like particulars on its own behalf and the CEOs shall consider the dispute in the light of those statements.

28.2	If the CEOs agree upon the resolution of the dispute they shall issue a joint statement setting out the agreed terms and shall exercise and powers available to them to procure that the agreed terms are fully and promptly carried into effect.

28.3	If the dispute is not resolved or disposed of in accordance with this Clause 28, within thirty (30) days of compliance with the terms of Clause 28.1, or if either Party shall fail to comply with the terms of Clause 28.2, either Party may by notice in writing request mediation in accordance with the provisions of Clause 28.4.

28.4	If either Party by notice in writing under Clause 28.3 invokes mediation, the CEOs shall agree upon a mediator in England. Each Party shall propose a list of up to five names within 10 Business Days of the date of the written notice invoking mediation. Each such name proposed shall be of an independent Third Party with appropriate experience and expertise. If any of the names are the same the Parties shall agree upon a mediator from the names they have jointly proposed. If none of the names are the same the Party who initiates mediation shall select a mediator from the list provided by the non-initiating Party. All lists of mediators shall include a full résumé for each mediator named on the list. The Parties shall complete the process of selecting a mediator within 20 days of the date of the written notice invoking mediation. If the Parties are unable to reach a mediated resolution within 60 days after selection of the mediator, the provisions of Clause 29 shall apply.

29.	LAW AND ARBITRATION

29.1	Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of England without regard to any choice of law provisions or rule that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

29.2	If the Parties are unable to reach a mediated resolution according to Clause 28.4, either Party may submit any dispute or other claim arising out of or in connection with this Agreement for resolution by binding arbitration in London, United Kingdom under the rules of arbitration of the London Court of International Arbitration (“LCIA”) before a single independent arbitrator with relevant business, financial, scientific or other experience based on the subject matter of the dispute. The Parties shall seek to agree the sole arbitrator and in the absence of agreement the arbitrator shall be appointed as determined by the LCIA rules. All costs incurred in the arbitration shall be borne as directed by the arbitrator. Judgment on the award rendered by the arbitrator shall in the absence of manifest error or failure of the arbitrator to conduct the arbitration in accordance with said LCIA Rules be binding on the Parties with no right of appeal to any court and such judgement may be entered by either Party in any court having jurisdiction thereof.

29.3	Nothing in either Clause 28 or this Clause 29 shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other equitable relief as may reasonably be appropriate to protect the Intellectual Property of such Party.

29.4	Each Party shall be entitled to recover from the other Party any costs (including reasonable legal fees) reasonably incurred by such Party in enforcing any payment or other obligation under the terms of this Agreement.

30.	COUNTERPARTS

This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

31.	INTERPRETATION

In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against a Party hereto on the ground that such Party drafted or caused to be drafted this Agreement or any part thereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement with effect from the date first above written.

Schedule 1

Salix Patents

NON-AQUEOUS COLONIC PURGATIVE FORMULATIONS – 63771

Country	Application Status	Application Number	Filing Date	Patent Number	Issue Date	Expiration Date
Austria	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Belgium	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Canada	Granted	2241445	08-May-1996	2241445	31-Jul-2001	08-May-2016
Denmark	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
European Patent Convention	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Finland	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
France	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Germany	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Greece	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Ireland	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Italy	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Luxembourg	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Monaco	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Netherlands	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Patent Cooperation Treaty	Published	US96/06563	08-May-1996
Portugal	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Spain	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Sweden	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
Switzerland	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
United Kingdom	Granted	96915636.3	08-May-1996	858326	02-Apr-2003	08-May-2016
United States of America	Abandoned	08/411,350	31-Mar-1995
United States of America	Granted	08/669,834	26-Jun-1996	5616346	01-Apr-1997	21-May-2013

COLONIC PURGATIVE COMPOSITION WITH SOLUBLE BINDING AGENT - 63770

Country Name	Application Status	Application Number	Filing Date	Issue Date	Expiration Date
Argentina	Published	P040104289	19-Nov-2004
Australia	Pending	2004292428	17-Nov-2004		17-Nov-2024
Brazil	Pending	PI0416702-3	17-Nov-2004
Canada	Pending	2546637	17-Nov-2004		17-Nov-2024
Chile	Published	2975-2004	18-Nov-2004
China (Peoples Republic)	Pending	2.0048E+11	17-Nov-2004		17-Nov-2024
European Patent Convention	Published	4819530.9	17-Nov-2004		17-Nov-2024
Japan	Published	2006-541302	17-Nov-2004		17-Nov-2024
Korea, Republic of	Pending	1-2006-7011762	17-Nov-2004		17-Nov-2024
Patent Cooperation Treaty	Published	US2004/038220	17-Nov-2004
United States of America	Published	10/988,693	16-Nov-2004
United States of America	Expired	60/523,142	19-Nov-2003		19-Nov-2004

Schedule 2

Trademark Registrations

Mark	Territory	Number	Renewal Date
DIACOL	Norway	200915	30/12/09

Schedule 3

Press Release

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS LICENSES DIACOL™

TO DR. FALK PHARMA IN EUROPE

RALEIGH, NC, April 16, 2007 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has licensed exclusive rights to market DIACOL™ 1500 mg Tablets in 28 territories in Europe to Dr. Falk Pharma GmbH of Freiberg, Germany. DIACOL, or, sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, tablets, USP, are marketed in the United States under the trade name OSMOPREP™ Tablets. As part of the agreement, Falk also has a non-exclusive option to market DIACOL in Italy and France. Under the terms of the agreement, Salix may receive up to $4 million in milestone payments, as well as royalty payments based on product sales. Falk made the first milestone payment of $1.5 million upon execution of the agreement. Falk is obligated to use all reasonable efforts to obtain Marketing Authorization by means of the Mutual Recognition Procedure in the territories and option countries noted above.

DIACOL™ 1500 mg Tablets are indicated for cleansing of the bowel when required as a preparation for certain diagnostic procedures such as colonoscopy. DIACOL™ was granted Marketing Authorization in the United Kingdom in December 2006. DIACOL has patent protection in Europe to May 2016.

Dr. Falk Pharma GmbH, based in Freiburg, Germany, specializes in the development and marketing of products used in hepatology and gastroenterology. Falk currently markets its products by means of subsidiary companies in selected European countries and a network of sales partners within Europe and other geographic areas. The Falk Foundation, an independent organization associated with Dr. Falk, is well-known internationally for its symposia, forums, postgraduate courses and educational literature in hepatology and gastroenterology.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them in the United States through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide) Capsules, XIFAXAN® (rifaximin) Tablets, OSMOPREP™ (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG-3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for Oral Solution), VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous), PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Suspension, AZASAN® (Azathioprine Tablets, USP), ANUSOL-HC® (Hydrocortisone Cream, USP) and PROCTOCORT® (Hydrocortisone Cream, USP). Balsalazide disodium tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan are under development for additional indications.

OsmoPrep Tablets are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, patients with a history of seizures or at higher risk of seizure, patients with higher risk of cardiac arrhythmias, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets. OsmoPrep is contraindicated in patients with a known allergy or hypersensitivity to sodium phosphate salts or any of its ingredients. In clinical trials, the most commonly reported adverse reactions (reporting frequency >3%) were transient and self-limited abdominal bloating, nausea, abdominal pain, and vomiting. It is recommended that patients receiving OsmoPrep Tablets be advised to adequately hydrate before, during, and after the use of OsmoPrep.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: reliance on third parties for international sales; risks of regulatory review and clinical trials; intellectual property risks; market acceptance for approved products; competition, including from potential generic or over-the-counter products; management of rapid growth; and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Schedule 4

Summary of Product Characteristics

03 May 2006

(a)	PART I B SUMMARY OF PRODUCT CHARACTERISTICS

1.	NAME OF THE MEDICINAL PRODUCT

Diacol™ 1500 mg Tablets

2.	QUALITATIVE AND QUANTITATIVE COMPOSITION

Each tablet contains 1102 mg of sodium phosphate monobasic monohydrate and 398 mg of disodium phosphate anhydrous.

For excipients, see 6.1.

3.	PHARMACEUTICAL FORM

Tablet

White to off-white modified oval compressed tablets. The upper half bisected with a monogram “INKP” on the left and “1.5” on the right, and the lower half plain.

4.	CLINICAL PARTICULARS

4.1	Therapeutic indications

Diacol™ Tablets are indicated for cleansing of the bowel when required as a preparation for certain diagnostic procedures such as colonoscopy.

4.2	Posology and method of administration

The usual adult dosage of Diacol™ Tablets is 32 tablets. On the day prior to colonoscopy, patients may have a light, low-fiber breakfast prior to 12 noon. After 12 noon, patients should be placed on a clear liquid diet. The total dose of phosphate is 32.79g.

Adults (over 18 years of age):

Diacol™ Tablets should be administered orally in the following manner:

The evening before the colonoscopy procedure, take 4 Diacol™. Tablets with 250mL of clear liquids every 15 minutes for a total of 20 tablets. The day of the colonoscopy procedure, (starting 3-5 hours before the procedure) take 4 Diacol™ Tablets with 250mL of clear liquids every 15 minutes for a total of 12 tablets.

Patients should be advised of the importance of following the recommended fluid regimen.

The Elderly:

As for adults. It may be useful to assess renal function before use in the elderly.

Children:

Diacol™ Tablets are not recommended for use in children.

Renal Insufficiency:

Patients with renal disease may have difficulty excreting the large amounts of phosphates consumed in this medication. Diacol™ Tablets should be used with caution in patients with impaired renal function.

Patients should not repeat this dosage for at least seven days. No additional agents are necessary when taking Diacol™ Tablets, particularly those agents containing sodium phosphate.

4.3	Contraindications

Diacol™ Tablets are not to be used in patients with uncontrolled heart failure, ascites, unstable angina pectoris, gastric retention, bowel perforation, acute colitis, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, hypomotility syndrome (such as hypothyroidism, scleroderma) or toxic megacolon.

Diacol™ Tablets are contraindicated in patients with a known allergy or hypersensitivity to sodium phosphate salts or to any of the other ingredients.

4.4	Special warnings and special precautions for use

Patients should be advised that undigested or partially digested Diacol™ Tablets may be seen in the watery diarrhoea stool or during colonoscopy. Undigested tablets of other medications may also be seen.

Patients should be advised to drink sufficient quantities of clear liquids or water when taking Diacol™ Tablets. Inadequate fluid intake, as with any effective purgative, may lead to dehydration.

Diacol™ Tablets should be used with caution in patients experiencing an acute exacerbation of chronic inflammatory bowel disease or within three months of an acute myocardial infarction or cardiac surgery, including coronary artery bypass graft surgery.

Rarely, administration of other sodium phosphate-containing products, such as enemas or non-prescription liquid purgatives, to patients with renal insufficiency or bowel obstruction, has been reported to have serious clinical consequences including fatalities.

Administration of this product to a patient with bowel obstruction or impaired renal function could lead to exaggerated absorption of sodium and phosphate with severe serum electrolyte aberrations as well as significant fluid shifts. Rarely, profound alterations in electrolyte levels could occur, which could theoretically cause severe complications including death. Prolongation of the QT interval has been observed in some patients who were dosed with Diacol™ Tablets. This effect has been seen in patients treated with other purgatives. QT prolongation has been associated with electrolyte imbalances. Diacol™ Tablets should be used with caution in patients who are taking medications known to prolong the QT interval. Electrolyte abnormalities such as hypernatraemia, hyperphosphataemia, hypokalaemia, or hypocalcaemia should be corrected before treatment with Diacol™ Tablets.

Diacol™ Tablets should be used with caution in patients with risk factors for hyponatremia, e.g., SIADH, a history of electrolyte abnormalities, inadequately treated hypothyroidism, use of other drugs associated with hyponatremia, e.g., thiazide diuretics, or adrenal insufficiency, or with risk factors for development of tonic-clonic seizures, e.g., a history of seizures, use of drugs that lower the seizure threshold such as tricyclic antidepressants, or withdrawal from alcohol or benzodiazepines.

Diacol™ 1500 mg Tablets contain 313 mg of sodium per tablet. This should be taken into consideration by patients on a controlled sodium diet.

4.5	Interaction with other medicinal products and other forms of interaction

No drug interaction studies have been conducted for Diacol™ Tablets. As with other purgatives the absorption of other orally administered medicines (e.g. oral contraceptives, antibiotics, antidiabetics) may be delayed or completely prevented.

Care should be taken with patients taking calcium channel blockers, diuretics, lithium treatment or other medications that might affect electrolyte levels as hyperphosphataemia, hypocalcaemia, hypernatraemic dehydration or acidosis may occur.

4.6	Pregnancy and lactation

No animal reproductive studies have been conducted. It is not known whether Diacol™ Tablets can cause harm to the unborn foetus if administered to a pregnant woman, or interfere with reproductive capacity.

Diacol™ Tablets should not be used during pregnancy or by lactating mothers.

4.7	Effects on ability to drive and use machines

There is no known effect on the ability to drive and use machines.

4.8	Undesirable effects

In clinical studies very common adverse reactions included abdominal bloating, abdominal pain and nausea. Common side effects included vomiting, headache and dizziness. These adverse reactions are generally transient and subside rapidly.

There have been reports of generalised tonic-clonic and/or loss of consciousness associated with use of the active ingredient in patients with no prior history of seizures. Cases of seizure were associated with electrolyte abnormalities (e.g. hyponatraemia, hypokalaemia, hypochloraemia, hypocalcaemia, hypomagnesaemia) and low serum osmolality.

4.9	Overdose

Purposeful or accidental ingestion of more than the recommended dosage of Diacol™ Tablets may result in severe electrolyte disturbances as well as dehydration and hypovolaemia. Certain severe electrolyte disturbances may lead to cardiac arrhythmias and death. The patient should be monitored carefully and treated symptomatically (e.g. rehydration therapy) for complications until stable.

5.	PHARMACOLOGICAL PROPERTIES

5.1	Pharmacodynamic properties

The primary mode of action of sodium phosphate is thought to result from the osmotic action of sodium which causes large amounts of water to be drawn into the bowel. The influx of water stimulates bowel evacuation, rapidly and effectively cleansing the entire colon.

5.2	Pharmacokinetic properties

Approximately 60-65% of ingested dietary phosphate is absorbed from the gastro-intestinal tract via an active energy-dependent process.

Phosphate distributes into plasma and extracellular fluid, cell membranes and intracellular fluids. More than 90% of plasma phosphate is filtered and 80% of the filtered phosphate is actively reabsorbed in the steady state.

Clinical studies with a higher dose of a previous formulation of Diacol™ Tablets have demonstrated that maximum peak plasma concentrations of serum inorganic phosphorous are achieved at approximately three hours after the administration of the first 30 g dose of Diacol™ Tablets, where serum inorganic phosphorous levels are increased by a mean of 1.21 ± 0.53 mmol/L. Following a second 30 g dose of Diacol™ Tablets a maximum peak plasma concentration of serum inorganic phosphorous is obtained at approximately four hours and the serum inorganic phosphorous levels are increased by a mean of 1.42 ± 0.60 mmol/L. The dosing instructions for Diacol™ Tablets recommend a first dose of 30 g and a second dose of 18 g.

5.3	Preclinical safety data

Published preclinical studies provide evidence that sodium phosphate (mono and dibasic) has no significant toxicity potential.

An LD50 of 19.93 g/kg in rats has been identified for sodium phosphate dibasic. Studies have demonstrated that monobasic sodium phosphate exhibits no tumour producing activity.

6.	PHARMACEUTICAL PARTICULARS

6.1	List of excipients

Macrogol 8000

Magnesium Stearate

6.2	Incompatibilities

Not applicable

6.3	Shelf life

24 months.

6.4	Special precautions for storage

Do not store above 30°C. Keep the bottle tightly closed.

6.5	Nature and contents of container

High-density polyethylene (HDPE) bottles with child-resistant polypropylene cap, containing a silica gel desiccant.

There are 32 Diacol™ Tablets in each bottle.

6.6	Instructions for use and handling and disposal

Not applicable.

7.	UK MA HOLDER

InKine Pharmaceutical Company, Ltd.

The Coach House

The Grove

Pipers Lane

Harpenden

Hertfordshire

AL5 1AH

United Kingdom

8.	MARKETING AUTHORISATION NUMBER

PL 19147/0001

9.	DATE OF FIRST AUTHORISATION/RENEWAL OF THE AUTHORISATION

7th January 2005

10.	DATE OF REVISION OF THE TEXT

3rd May 2006

Schedule 5

Market Assumptions

1)	[*]

2)	Product presentation is a bottle containing 32 tablets which equals one prescription (all to be taken during one course of bowel cleansing).

3)	Price to wholesaler excl. VAT, per prescription is at least € [*] (in Germany, Netherlands, Austria, Turkey, Greece, Lithuania) but not higher than market leader and at least € [*] (in all other countries in the Territory).

4)	Market for bowel cleansing preparations (PEG- and sodium-phosphate–based preparations and bisacodyl-based Prepacol) will be more than [*] (in Germany), [*] (in UK) and about [*] (in each of Spain, Netherlands, Belgium, Austria, Portugal) and approx. [*] each or less (in all other countries in the Territory) prescriptions/bowel cleaning courses per year.

5)	At the time of launch and thereafter the following products will be on the market:

-    [*]

-    [*]

-    [*]

-    [*]

All these products can only be labelled as drugs with the exception of Germany and Slovenia, where [*] products can also be registered as medical devices, such as [*] and [*] in Germany.

6)	[*] have a relatively small market share in the Territory.

7)	All Products are reimbursed by the health insurance funds in the following countries: [*]. They are not reimbursed in all other countries (mostly [*]).

8)	[*]

9)	[*]

10)	Colon cleansing will be the standard procedure before colonic diagnostics.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

DR FALK PHARMA GmbH

By:	/s/ Ursula Falk
Name:	Ursula Falk
Title:	Owner

SALIX PHARMACEUTICALS, INC.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer